December 16, 2016

Tim Teter
572 Eleanor Drive
Woodside, CA 94062

Dear Tim,

NVIDIA is delighted to offer you the full-time position of Senior Vice President, General Counsel and Secretary. In your new position you will report to Jen-Hsun Huang, and be located in our Santa Clara office. We are excited to welcome you to the team and look forward to a productive working relationship.

Base Compensation. NVIDIA will pay you an annual base salary at the rate of $850,000 per year, less payroll deductions and all required withholdings. You will be paid according to NVIDIA’s standard payroll schedule, which is currently semi-monthly. Your compensation may be subject to adjustment at any time at NVIDIA’s sole discretion.

Variable Cash Compensation. In addition to your base salary, beginning in the Company’s fiscal year 2018 (Jan. 30, 2017- Jan. 28, 2018), you will be eligible to earn annual cash incentive compensation targeted at $250,000 less payroll deductions and all required holdings. Your annual incentive compensation will be subject to the terms and conditions of the variable compensation plan as established by the Compensation Committee.

Anniversary Bonus.  Additionally, following year one of employment with NVIDIA, you will receive an anniversary bonus in the gross pre-tax amount of $450,000, less withholdings.  You must continue to be an active employee at the time of payout in order to receive the anniversary bonus. If you resign or are terminated for any reason (except for a termination that NVIDIA classifies as a reduction in force or position elimination) prior to your second anniversary of employment, this bonus shall be paid back to NVIDIA in full.

Restricted Stock Units. We will recommend to the Board that you be granted Restricted Stock Units (RSUs) at a target value of $5,800,000. The number of RSUs granted will be determined by dividing $5,800,000 by the closing price of NVIDIA’s Common Stock on the day before grant, rounded to the nearest 100 RSUs. The grant date will be on the 6th business day of the month following your start date. The RSUs will be subject to the terms and conditions of NVIDIA’s Equity Incentive Plan. If granted, the units will vest and be issued approximately over a four (4) year period, with 25% of the shares subject to the RSU being issued on the first vesting date, and 6.25% of the shares subject to the RSU being issued every three months thereafter, on the third Wednesdays in March, June and September, and on the second Wednesday in December, provided in each case you remain employed with NVIDIA on each vesting/issuance date.  If the date of grant of your RSU is in January to March, your first vesting date and issuance of shares will occur on the third Wednesday in March of the next calendar year.  If the date of grant of your RSU is in April to June, your first vesting date and issuance of shares will occur on the third Wednesday in June of the next calendar year. If the date of grant of your RSU is in July to September, your first vesting date and issuance of shares will occur on the third Wednesday in September of the next calendar year. If the date of grant of your RSU is in October to December, your first vesting date and issuance of shares will occur on the second Wednesday in December of the next calendar year.

Employee Benefits. As a regular employee of NVIDIA, you will be eligible to participate in NVIDIA-sponsored benefits, such as health insurance, paid time off, holidays, and a 401(k) Plan, to the extent you meet the eligibility requirements of each such benefit plan. You will also be eligible to participate in our generous Employee Stock Purchase Program (ESPP), which allows you to contribute up to 10% of your salary to purchase NVIDIA stock at a discount. Each ESPP offering is 24 months in length and consists of four 6-month purchase periods. At the end of each 6 month purchase period, your accumulated contributions will purchase NVIDIA stock at a 15% discount from either NVIDIA’s stock price at the beginning of your 24 month offering period or the price at the end of the 6 month purchase period, whichever is lower. You can generally sell the purchased stock right away or hold on to the shares for as long as you wish. NVIDIA reserves the right to modify, change, or discontinue all or part of these benefits at any time at its sole discretion.

Proprietary Information Agreement. Like all NVIDIA employees, as a condition of your employment with NVIDIA you will be required to read and sign the enclosed Employee Confidentiality and Inventions Assignment Agreement attached hereto as Exhibit A. If you have questions regarding the agreement, please contact me.

Compliance with Company Policies. As a condition of your employment, you will be required to read and comply with our Code of Conduct (available at www.nvidia.com/ir) and personnel policies.

At-Will Employment Relationship.  Employment with NVIDIA is for no specific period of time.  Your employment with NVIDIA will be “at will,” meaning that either you or NVIDIA may terminate your employment at any time and for any reason, with or without cause.  Although your job duties, title, compensation and benefits, as well as NVIDIA personnel policies and procedures, may change from time to time, no manager, supervisor, or employee of NVIDIA has any authority to enter into an agreement for employment for any specified period of time or to make an agreement for employment other than at-will. Only NVIDIA’s head of human resources has the authority to make any such agreement and then only in writing.

Right to Work. For purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Attached as Exhibit B is the list of acceptable documents you should bring on your first day of employment. Failure to provide proper identification may result in the termination of your employment. If applicable, your employment at NVIDIA is contingent on NVIDIA successfully obtaining an export license or other approval for you in accordance with U.S. Commerce Department export license regulations.

Background Check. Your employment is contingent upon your successful completion of a background check conducted by HireRight. NVIDIA reserves the right to withdraw this job offer or terminate employment based on information discovered in the background check process. Please do not resign from your current employment until NVIDIA has informed you that you have successfully completed the background check.

Entire Agreement. This letter agreement and Exhibit A constitute the complete agreement between you and NVIDIA, contains all of the terms of your employment with NVIDIA and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and NVIDIA. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and NVIDIA’s head of human resources.

Tim, we look forward to your acceptance of this offer by signing below. Please return this letter along with signed copies of the Exhibits noted, and confirm your start date of Jan. 23, 2017 to me. Human Resources will provide you with details regarding your first day of employment. This offer, if not accepted, will expire at 5 p.m. on Dec. 22, 2016.

You will be contacted prior to your start date regarding orientation details. Again, welcome to the team!

Sincerely, /s/ David M. Shannon David M. Shannon EVP, Chief Administrative Officer and Secretary, NVIDIA	Accepted and Agreed: /s/ Tim Teter 12/20/2016 Tim Teter Date
Anticipated Start Date: 1/23/2017

Exhibit A: Employee Confidentiality and Inventions Assignment Agreement
Exhibit B: List of acceptable documents (from Form I-9)